Exhibit 10.7

AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT, dated as of May 23, 2011 (the “Amendment Date”) by and between TPC Group Inc., a Delaware corporation (the “Company”), and Miguel A. Desdin (the “Executive”).

Recitals

The Company and the Executive have entered into an Executive Employment Agreement effective as of June 1, 2010 (the “Employment Agreement”). The Company and the Executive wish to enter into this amendment to the Employment Agreement, effective as of the Amendment Date (the “Amendment”).

Agreement

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Executive and the Company agree as follows:

1. A new Paragraph 3(b)(xi) is hereby added to the Employment Agreement to read as follows:

“(xi) Relocation Benefits. The Executive shall receive relocation benefits consistent with the Company’s standard relocation practices for the Company’s executive employees, which shall include temporary housing expenses, for the period beginning on the Effective Date and ending on August 31, 2011.

2. A new Paragraph 3(b)(xii) is hereby added to the Employment Agreement to read as follows:

“(xii) Housing Reimbursement. The Executive owns a single family residence located at 1708 Buckingham Drive, Roanoke, Texas, 76262 (the ‘Residence’). If the Residence is sold prior to December 31, 2011, the Company agrees to reimburse the Executive for an amount (if positive) equal to (1) the sum of the Executive’s purchase price for the Residence and capital improvements, less (2) the sales price of the Residence net of commissions, closing costs and required repairs; provided, that in no event shall such reimbursement exceed $200,000. Notwithstanding the foregoing, if the Executive is terminated by the Company for Cause or if the Executive voluntarily resigns without Good Reason, either of which events occur within the one-year period after the date of the closing of the sale of the Residence, then, as applicable, (1) the Executive agrees to repay to the Company, within 30 days of the Date of Termination, any reimbursement made by the Company under this Paragraph 3(b)(xii) (including any payment made pursuant to Paragraph 3(b)(xiii) relating to such reimbursement) or (2) the Company shall not be obligated to make any reimbursement payment as otherwise provided in this Paragraph 3(b)(xii).”

3. A new Paragraph 3(b)(xiii) is hereby added to the Employment Agreement to read as follows:

“(xiii) Gross-Up for Taxes. To the extent any payments are made by the Company to the Executive pursuant to Paragraph 3(b)(xi) or Paragraph 3(b)(xii), the Company shall pay to the Executive, no later than thirty (30) days after such payment pursuant to Paragraph 3(b)(xi) or Paragraph 3(b)(xii), an additional payment (the ‘Benefit Gross-Up Payment’) in an amount such that, after payment of all taxes imposed on any payments pursuant to Paragraph 3(b)(xi) or Paragraph 3(b)(xii), including the Benefit Gross-Up Payment, (assuming, for this purpose, that the entire amount of any such payments pursuant to Paragraph 3(b)(xi) or Paragraph 3(b)(xii) are taxable at a flat tax rate of 28%) (the ‘Taxes’), Executive retains an amount of the Benefit Gross-Up Payment equal to the amount of the Taxes.”

4. A new Paragraph 3(b)(xiv) is hereby added to the Employment Agreement to read as follows:

“(xiv) Retention Payment. As reflected in the offer letter described in Paragraph 12(i) below, provided that the Executive is employed by the Company on June 1, 2011, the Company shall pay to the Executive a lump sum retention payment of $50,000.”

5. A new Paragraph 3(b)(xv) is hereby added to the Employment Agreement to read as follows:

“(xv) Performance Awards. As reflected in the offer letter described in Paragraph 12(i) below, during the Employment Period, to the extent the Company’s executives are eligible for such awards, the Executive shall be eligible for equity-based performance awards under the LTIP subject to such conditions and restrictions as the Company shall determine that, upon achievement of Company targets set by the Compensation Committee of the Board of Directors, would have a target value of 65% of the Executive’s Annual Base Salary.”

6. The first sentence of Paragraph 5(b) of the Employment Agreement is hereby amended to read as follows:

“Notwithstanding any severance plan or policy generally in effect during the Employment Period for employees of the Company or its subsidiaries, if, during the Employment Period, the Company terminates the Executive’s employment without Cause, or the Executive terminates his employment for Good Reason, then, in addition to the Obligations to be paid or provided to the Executive as provided in Paragraph 5(a) above, but conditioned upon the Executive’s execution (and, if applicable, non-revocation) of Exhibit A (the ‘Release’) the Company shall provide the Executive with the payments and benefits described below in this Paragraph 5(b). Notwithstanding the foregoing, the Company’s obligation to pay or provide the payments and benefits in this Paragraph 5(b) shall cease immediately on the sixtieth (60th) day after the Executive’s Date of Termination unless the Executive has executed (and, if applicable, does not subsequently revoke) the Release and returned the executed Release to the Company on or before the fiftieth (50th) day after the Date of Termination.”

7. Paragraph 5(b)(ii) of the Employment Agreement is hereby amended to read as follows:

“(ii) for the period commencing on the Date of Termination and concluding twelve (12) months after the Date of Termination (the ‘Coverage Period’), the Company shall pay to the Executive, on a monthly basis, a cash amount equal to the full cost of COBRA continuation coverage with respect to the medical and dental benefits described in Paragraph 3(b)(vi) covering the Executive and his spouse and eligible dependents (collectively, the ‘Welfare Benefits’); provided, however, that the Coverage Period shall cease when the Executive becomes eligible for medical and/or dental coverage benefits from a subsequent employer.”

8. A new Paragraph 12(i) is hereby added to the Employment Agreement to read as follows:

“(i) This Agreement, as amended from time to time, constitutes the entire agreement of the parties with respect of the subject matter hereof and supersedes any prior agreements regarding the subject matter hereof, including, but not limited to, the offer letter from the Company to the Executive dated May 14, 2010.”

9. The last sentence of Paragraph 1 of Exhibit B is hereby amended to read as follows:

“For purposes of reducing the Payments to the Safe Harbor Cap, the Payments that shall be reduced shall be those that provide Employee the best economic benefit, and to the extent any Payments are economically equivalent, each shall be reduced pro rata.”

10. Except as otherwise set forth in this Amendment, the terms of the Employment Agreement shall continue in effect.

11. This Amendment may be executed in one or more parts, including by electronic mail or facsimile, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

EXECUTIVE		TPC GROUP INC.

Signed:	/s/ Miguel A. Desdin	By:	/s/ Michael T. McDonnell
Date: May 23, 2011			Title: President and Chief Executive Officer
Date: May 23, 2011